UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Thomas L. Gossage
   15501 North Dial Boulevard
Suite 2212
   AZ, Scottsdale 85260-1619
2. Issuer Name and Ticker or Trading Symbol
   The Dial Corporation (DL)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Day/Year
   4/17/2003
5. If Amendment, Date of Original (Month/Day/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security|2.    |2A.   |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                    |Trans-|Exec- |Trans |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                    |action|ution |action|                                  |  Beneficially     |(D)or |                           |
                    |      |      |    | |                  | A/|           |  Owned Following  |Indir |                           |
                    |Date  | Date |Code|V|    Amount        | D |    Price  |  Reported Trans(s)|ect(I)|                           |
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The Dial Corporation|      |      |    | |                  |   |           |2000               |D     |                           |
 Common Stock       |      |      |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of   |2.Con-  |3.     |3A.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Derivative |version |Trans- |Deemed|Trans-| rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
  Security   |or Exer |action |      |action| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
             |cise    |       |Execu-|      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
             |Price of|       |ution |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
             |Deriva- |       |      |      |               |Date |Expir|                    |       |ficially    |Ind|            |
             |tive    |       |      |      |           | A/|Exer-|ation|   Title and Number |       |Owned Follow|ire|            |
             |Secu-   |(Month/|(Month|    | |           | D |cisa-|Date |   of Shares        |       |ing Reported|ct |            |
             |rity    |Day/   |/Day/ |Code|V|  Amount   |   |ble  |     |                    |       |Trans-      |(I)|            |
             |        |Year)  |Year) |    | |           |   |     |     |                    |       |action(s)   |   |            |
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Phantom Stock|1-for-1 |4/17/ 2|      |A   | |48.529064  |A  |1    |     |The Dial Cor|48.5291|19.4550|23645.991247|D  |            |
 Units       |        |003    |      |    | |           |   |     |     |poration Com|       |       |6           |   |            |
             |        |       |      |    | |           |   |     |     |mon Stock   |       |       |            |   |            |
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Options - Rig|14.4250 |       |      |    | |           |   |2    |06/07|The Dial Cor|       |       |6200        |D  |            |
ht To Buy    |        |       |      |    | |           |   |     |/2011|poration Com|       |       |            |   |            |
             |        |       |      |    | |           |   |     |     |mon Stock   |       |       |            |   |            |
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Options - Rig|14.4250 |       |      |    | |           |   |3    |06/07|The Dial Cor|       |       |6200        |D  |            |
ht To Buy    |        |       |      |    | |           |   |     |/2011|poration Com|       |       |            |   |            |
             |        |       |      |    | |           |   |     |     |mon Stock   |       |       |            |   |            |
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Options - Rig|11.9108 |       |      |    | |           |   |2    |08/16|The Dial Cor|       |       |11961       |D  |            |
ht to Buy    |        |       |      |    | |           |   |     |/2005|poration Com|       |       |            |   |            |
             |        |       |      |    | |           |   |     |     |mon Stock   |       |       |            |   |            |
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Options - Rig|13.3750 |       |      |    | |           |   |2    |08/15|The Dial Cor|       |       |13400       |D  |            |
ht to Buy    |        |       |      |    | |           |   |     |/2006|poration Com|       |       |            |   |            |
             |        |       |      |    | |           |   |     |     |mon Stock   |       |       |            |   |            |
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Options - Rig|16.5313 |       |      |    | |           |   |2    |08/08|The Dial Cor|       |       |5500        |D  |            |
ht to Buy    |        |       |      |    | |           |   |     |/2007|poration Com|       |       |            |   |            |
             |        |       |      |    | |           |   |     |     |mon Stock   |       |       |            |   |            |
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Options - Rig|23.1563 |       |      |    | |           |   |2    |08/20|The Dial Cor|       |       |3900        |D  |            |
ht to Buy    |        |       |      |    | |           |   |     |/2008|poration Com|       |       |            |   |            |
             |        |       |      |    | |           |   |     |     |mon Stock   |       |       |            |   |            |
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Options - Rig|27.0000 |       |      |    | |           |   |2    |8/19/|The Dial Cor|       |       |3300        |D  |            |
ht to Buy    |        |       |      |    | |           |   |     |2009 |poration Com|       |       |            |   |            |
             |        |       |      |    | |           |   |     |     |mon Stock   |       |       |            |   |            |
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Options - Rig|10.8438 |       |      |    | |           |   |2    |08/17|The Dial Cor|       |       |8300        |D  |            |
ht to Buy    |        |       |      |    | |           |   |     |/2010|poration Com|       |       |            |   |            |
             |        |       |      |    | |           |   |     |     |mon Stock   |       |       |            |   |            |
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Options - Rig|9.1225  |       |      |    | |           |   |2    |11/23|The Dial Cor|       |       |11961       |D  |            |
ht to Buy    |        |       |      |    | |           |   |     |/2003|poration Com|       |       |            |   |            |
             |        |       |      |    | |           |   |     |     |mon Stock   |       |       |            |   |            |
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Options - Rig|11.1531 |       |      |    | |           |   |2    |08/17|The Dial Cor|       |       |9899        |D  |            |
ht to Buy    |        |       |      |    | |           |   |     |/2004|poration Com|       |       |            |   |            |
             |        |       |      |    | |           |   |     |     |mon Stock   |       |       |            |   |            |
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Options - Rig|19.7800 |       |      |    | |           |   |2    |6/6/2|The Dial Cor|       |       |4600        |D  |            |
ht to Buy    |        |       |      |    | |           |   |     |012  |poration Com|       |       |            |   |            |
             |        |       |      |    | |           |   |     |     |mon Stock   |       |       |            |   |            |
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             |        |       |      |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
1. On April 17, 2003, the reporting person acquired 48.53 phantom stock units at a price of $19.455 as a result of the dividend payment under the Corporations Directors Deferred Compensation Plan.
2. Annual stock option award granted pursuant to the 1996 Stock Incentive Plan. 50% of the options are exercisable one year after grant and 100% exercisable two years after grant.
3. Refresher stock option award granted after each successive five years of service pursuant to the 1996 Stock Incentive Plan. 50% of the options are exercisable one year after grant and 100% exercisable two years after grant. SIGNATURE OF REPORTING PERSON
Thomas L. Gossage
/s/ Dianne B. Stoehr, Attorney-In-Fact